SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 28, 2005
Date of report (Date of earliest event reported)

INTUIT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2700 Coast Avenue
Mountain View, CA 94043

(Address of Principal Executive Offices,
including zip code)

(650) 944-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Signature

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 28, 2005, Intuit Inc., a Delaware corporation (“Intuit”), entered into an agreement (the “Lease”) with Kilroy Realty, L.P., a Delaware limited partnership (“Landlord”). The Landlord is also the landlord for two properties leased by Intuit located at 6220 and 6200 Greenwich Drive, San Diego, California. Kilroy Realty Corporation is the sole general partner of the Landlord. Kilroy Realty Corporation is the landlord for property leased by Intuit located at 26541 Agoura Road, Calabasas, California and at 3670 Kilroy Airport Way, Long Beach, California.

Under the Lease, Intuit will lease office space of three four-story buildings (the “Buildings”) for approximately 365,000 square feet to be constructed by Landlord in an office project called “Santa Fe Summit” located on Torrey Santa Fe Road in San Diego, California (the “Project”). Intuit also has a right of first offer to lease one or more floors of a fourth four-story building for approximately 101,000 square feet at the same location (collectively with the Buildings, the “Premises”) and a right of first refusal with respect to any remaining space in the fourth building.

The Lease term will begin on September 1, 2007 and end on the later of August 31, 2017 or ten years after the date Intuit first occupies the Buildings. Intuit has two options to extend the Lease for a period of five years each.

Intuit expects that the maximum base rent for the Premises for years one through five of the Lease will not exceed approximately $2.28 per square foot per month, or about $10.0 million per year. Intuit expects that the maximum base rent for the Premises for years six through ten of the Lease will not exceed approximately $2.69 per square foot per month, or about $11.8 million per year. Included in base rent, Intuit will receive a tenant improvement allowance of $55 per rentable square foot of the Premises (approximately $20.0 million). Intuit expects to make tenant improvements in excess of the landlord tenant improvement allowance. Intuit may elect to increase the landlord tenant improvement allowance by up to an additional $15 per rentable square foot of the Premises (approximately $5.5 million) with a related increase in additional rent. Intuit will be responsible for paying for any additional amounts.

In addition to the lease payments noted above, Intuit will make monthly payments related to common-area maintenance (“CAM”), including amounts for certain of the Landlord’s operating expenses, taxes and assessments and various amenities associated with the Project. It is estimated that the CAM expenditures under the Lease will not exceed $30.6 million.

Under the Lease Intuit is obligated to pay for property tax assessments and insurance coverage for the Premises. These amounts may increase over time due to increased property assessments associated with tenant improvements or a sale of the buildings by the Landlord.

Intuit estimates that its maximum total expenditures for all commitments under the Lease will not exceed $147.0 million. Based on currently available information, Intuit expects to account for the Lease in its financial statements as an operating lease.

In addition, on March 28, 2005, Intuit entered into a Third Amendment to Lease with Landlord (the “Third Amendment”), which amends the Build-to-Suit Lease dated June 9, 1995 between Intuit and Landlord for the buildings known as 6220 Greenwich Drive (the “Initial Building”) and 6200 Greenwich Drive (the “Additional Building”), San Diego, California, as amended (the “Governor Park Lease”).

The Third Amendment extends the term of the Governor Park Lease as to both the Initial Building and the Additional Building from April 16, 2007 or the date that Intuit surrenders possession of the premises upon notice to the Landlord (“Extended Term”). The monthly base rent payable during the Extended Term is $305,040. Under the Third Amendment, Intuit has two options to further extend the Extended Term solely with respect to the premises located in the Additional Building for a period of two years and one year, respectively. The monthly installment of base rent payable during any option term will initially be $134,900, and will be increased annually by three percent over the option terms.

Intuit expects to file a copy of the Lease and the Third Amendment as exhibits to its Form 10-Q for the quarter ended April 30, 2005.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

We incorporate by reference the discussion of the Lease appearing under Item 1.01 above.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including statements regarding Intuit’s estimates and expectations of the maximum base rent under the Lease, the amount of CAM payments under the Lease, the amount of expenditures Intuit will incur related to the Premises and the estimated amount of total expenditures under the Lease over the Lease term. A number of risks and uncertainties may cause actual results to different materially from our expressed expectations. Some of the important factors that could cause results to differ include the following: an increase in the Project costs for purposes of calculating the base rent due to costs from labor disputes or strikes, payment of any performance bond, or increases in assessments on the Premises; an increase in the projected costs for CAM, which are subject to market fluctuations and other factors beyond Intuit’s control and therefore difficult to predict; and an increase in tax assessments or insurance or unexpected required upgrades related to the Premises, the cost of which may be incurred by Intuit. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2004 and in subsequent Form 10-Q and other SEC filings. You can locate these reports through out website at http://www.intuit.com/about_intuit/investors. Intuit does not undertake any duty to update the information in this Form 8-K expect as otherwise required by law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2005	INTUIT INC.
	By:	/s/ Robert B. Henske
Robert B. (“Brad”) Henske
Senior Vice President and Chief Financial Officer